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                                                                    Exhibit 99.1


                                             FOR IMMEDIATE RELEASE
Contacts

Robert Apple, Chief Financial Officer        Don Weinberger
InKine Pharmaceutical Company, Inc.          Wolfe Axelrod Weinberger Assoc. LLC
(215) 283-6850                               (212) 370-4500


         INKINE ANNOUNCES A PRIVATE PLACEMENT OF $10 MILLION CONVERTIBLE
                               SUBORDINATED NOTES

BLUE BELL, PA, June 18, 2001 -- InKine Pharmaceutical Company, Inc. (NASDAQ:
INKP) today announced the completion of a private placement of $10 million of 5.5% Convertible Subordinated Notes due June 2003 together with warrants to two accredited investors under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). The notes are convertible into InKine's common stock at a conversion price of $4.52 per share, subject to adjustment in certain circumstances. InKine agreed to file a registration statement for the resale of the notes and common stock issuable upon conversion of the notes within 30 days after the closing of the private placement.

Leonard S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer of InKine said, "We are delighted with the completion of the $10 million financing. Not only have we strengthened our cash position, but the support of such high quality investors underscores both the importance and potential of Visicol(TM) and our technology platforms, including Colirest(TM). Proceeds from the financing will provide the capital resources necessary to move forward with our strategic initiatives."

"The placement of the Convertible Subordinated Notes increases our cash position to approximately $18 million and provides both the Company and the investor the flexibility of early redemption for either stock or cash," said Robert F. Apple, Chief Financial Officer of InKine. "The conversion price of $4.52 for the notes represented a 10% premium to Friday's market close. The warrants issued in connection with the deal were priced at a 20% premium to the conversion price," added Mr. Apple.

InKine expects to use the net proceeds of the offering for the development of Colirest(TM), working capital, and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies.

Tucker Anthony Sutro Capital Markets was the lead placement agent and Leerink, Swann & Company acted as the co-placement agent.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and are being offered and sold through initial purchasers to accredited investors in reliance on Regulation D under the Securities Act. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from, or in





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a transaction not subject to, the registration requirements of the Securities
Act and applicable states securities laws.

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About InKine Pharmaceutical

InKine Pharmaceutical Company, Inc. is a publicly traded biopharmaceutical company focused on the diagnosis and treatment of cancer and autoimmune diseases. The Company's development strategy is to acquire late-stage drug candidates with short time lines to commercialization. Support of early-stage product opportunities comes through its university-based sponsored research. The Company's first product, Visicol(TM), was launched in January 2001 and is the first and only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine's portfolio also includes three late-stage product candidates, IBStat(TM) in development for the treatment of spasm in the colon, Hematrol(TM), in Phase III trials for the treatment of idiopathic thrombocytopenic purpura and Colirest(TM), advancing to pivotal clinical trials for the treatment of Crohn's disease. In addition, the Company is developing preclinical compounds from its two platform technologies, including Angiocidin(TM), a potent and specific angiogenesis inhibitor for potential use in cancer patients. For further information, please visit InKine on their web site http://www.inkine.com.
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About Tucker Anthony Sutro Capital Markets

Tucker Anthony Sutro Capital Markets is a national investment bank focused on entrepreneurs and the institutional investors who follow growth companies. The firm operates full-service offices in Boston, Denver, Los Angeles, Milwaukee, and New York.

About Leerink, Swann & Company

Leerink, Swann & Company is a Boston investment banking firm specializing in the life sciences and healthcare sector.

In addition to historical facts or statement of current condition, this press release may contain forward-looking statements. Forward-looking statements provide InKine's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. InKine's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth in its reports on Form 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, InKine does not intend (and it is not obligated) to update publicly any forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

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